SENTO REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2007,

ADDITIONAL $3 MILLION FINANCING AND INCREASE OF CREDIT FACILITY

•	Revenues Increase 39% Year over Year to $13.6 Million, Exceeding Forecast
•	Net Loss of $2.6 Million or $0.65 per Diluted Share includes Effect of Client Termination
•	Cost Reduction Program Contributes to $0.85 Million Sequential Decrease in SG&A Expense
•	Silicon Valley Bank Increases Credit Facility under Amended Agreement
•	$3 Million of Additional Longer-Term Financing Completed
•	Company to Provide NASDAQ with Notice of Compliance to Maintain Listing

SALT LAKE CITY, Utah, December 27, 2006 – Sento Corporation (Nasdaq: SNTO), a right-channeling solutions leader, today reported financial results for the second quarter and six months of fiscal 2007 ended September 30, 2006 and announced $3 million of additional financing as well as amendment of its Credit Facility with Silicon Valley Bank. The Company noted that it is also filing today its Form 10-Q quarterly report with the Securities & Exchange Commission. The 10-Q includes further detail on the matters discussed herein.

FINANCIAL RESULTS

Consolidated revenues for the second quarter of fiscal 2007 were $13.6 million, a 39% increase from the $9.8 million reported in the second quarter of fiscal 2006 and ahead of the Company’s earlier forecast of $12.0 to $12.5 million.

The better-than-expected revenue growth was achieved despite the previously reported wind-down of one client program handled through the Company’s Albuquerque customer contact center. Sento chose to terminate the client project due to restrictions imposed by the client that resulted in higher attrition rates and low margins. The program was ended in the Company’s Albuquerque center in August, which was earlier than expected, and resulted in 131 fewer contact center employees completing training programs than anticipated.

The project termination had the immediate effect of deferring the benefit of grant monies the Company had expected to recognize under the JTIP program in the fiscal 2007 second quarter as well as creating the need to reverse $409,000 of the accrual for such monies previously recorded through August. As a result, Sento recorded a net increase of $409,000 in cost of sales in the 2007 second quarter rather than the $300,000 decrease originally estimated. Under an award from the State of New Mexico (JTIP), Sento receives partial reimbursement of job training costs incurred in its Albuquerque customer care center when an individual employee’s training program is completed. The Company accrues JTIP funds each quarter based on actual training hours completed and its forecast of future hours that will qualify for reimbursement.

With the impact of terminating the client project and the adjustment of accrued JTIP funds, Sento’s gross profit for the second quarter of fiscal 2007 was reduced to $309,000, which compares with a gross profit of $2.4 million reported in the second quarter of fiscal 2006.

Sento’s operating loss for the second quarter of fiscal 2007 was $2.5 million compared with operating income of $332,000 in the fiscal 2006 second quarter. As previously announced, the Company initiated an intensive cost-reduction program at the beginning of the fiscal 2007 second quarter, which contributed to an $846,000 or 30% decrease in SG&A expense compared to the first quarter of 2007.

The net loss for the second quarter of fiscal 2007 was $2.6 million or $0.65 per diluted share compared with net income of $310,000 or $0.08 per diluted share in the second quarter of fiscal 2006.

FINANCING

Sento’s balance sheet for the period ended September 30, 2006 included cash and cash equivalents of $2.0 million and negative working capital of $1.4 million, which the Company has taken necessary action to remedy.

The Company has obtained two amendments to its credit facility from its commercial lender, Silicon Valley Bank (SVB) that increased the size of the credit facility to approximately $5 million from approximately $3 million and continued the term through June 30, 2007. The interest rate on draws taken by the Company increased to Prime plus 3.5% from Prime plus 1.5%. In conjunction with the credit facility expansion, the Company agreed to issue warrants for 125,000 shares of the Company’s common stock to SVB with an exercise price equal to 105% of the closing market price one day after the issuance of this earnings release. Under the amended terms, the reserve on access to the facility is now approximately $1.9 million, which represents the full amount of the Company’s term debt with SVB plus outstanding letters of credit and other cash reserves, versus the previous reserve of $1.0 million. The reserve will decrease each quarter as the Company pays down the SVB term debt. Further, under the amended agreements, the Company was able to draw up to $1.5 million on an over-advance through December 21, 2006 which was necessary for the Company to maintain needed liquidity.

To provide longer term financing, the Company has successfully closed and received funds from a private financing with gross proceeds of $3 million. This financing was arranged by The Chesapeake Group, a New York-based investment bank, which was formally engaged by the Company in October 2006. Under a Stock Purchase Agreement, certain private investors have purchased 3,000 “Units” at a price of $1,000 per unit comprised of one share of the Company’s newly-designated Series B Preferred stock and warrants for 300 shares of the Company’s common stock. Two directors (including the CEO) and one officer were among the investors.

The Company believes this additional capital, along with the additional borrowing line from SVB, is adequate to fund operations and commitments through the next 12 months.

NASDAQ LISTING UPDATE

Sento also noted that it delayed filing its Form 10-Q for the second quarter of fiscal 2007 ended September 30, 2006 in order to incorporate additional disclosures relating to the amended credit facility with SVB that was executed on November 15 and to close and receive funds from the private financing. As a result, the Company was not in compliance with the filing requirements for continued listing on The NASDAQ Stock Market as set forth in Marketplace Rule 4310(c)(14). Accordingly, the Company’s common stock is subject to delisting from the NASDAQ Capital Market. In accordance with NASDAQ procedures, Sento requested a hearing with the NASDAQ Listing Qualifications Panel to review the Staff Determination which is scheduled for February 8, 2007. Under the terms of the hearing notice received by the Company, it can notify its Listing Analyst and the NASDAQ Hearing Department if it has regained compliance with all criteria for continued listing and can evidence an ability to sustain compliance with those requirements over the long term. If the Listing Analyst determines that the deficiency is moot, the Hearings Department will advise the Company by letter that the hearing is cancelled. The Company plans to provide this notification of compliance tomorrow, after its Form 10-Q submission has been accepted and posted on the SEC’s EDGAR site.

MANAGEMENT DISCUSSION

Patrick F. O’Neal, President and CEO of Sento, stated: “We have now completed a series of crucial steps to get Sento on track. In May, we made the difficult but correct decision to end a major client program because restrictions imposed were hurting our margins. The program was completed in August, which took a substantial toll on our profitability for the second quarter, but it was an important and necessary step for ensuring our future profitability. Even though that decision also directly impacted the staffing of our Albuquerque operation, we remain proud of what we have accomplished there and of our partnership with the State of New Mexico. We hope to further extend that partnership in the near future.

“Our cost reduction initiatives took us another step forward in the second quarter and accounted for nearly half of the sequential reduction in SG&A costs we achieved. On October 1, Matthew Kochan joined Sento as Chief

Operating Officer to accelerate our progress. Matt’s charge is to improve our operational efficiency, effectiveness and profitability. In choosing Matt for the post, we found an individual with extensive experience as both an outsourcing service provider and customer. He has an impressive track record of achieving the kind of meaningful change essential for Sento to successfully reach its next level of growth and to do so profitably.

“Over the past two quarters, wage inflation due to the tight labor pool in the U.S. has been a major obstacle to profitability improvement. To address this in part, we are expanding our service delivery model beyond centralized contact centers to include a home agent program. This complementary approach is designed to open up a new pool of desirable job candidates as well as reduce our capital requirements and increase employee retention. Our current systems and practices can be readily adapted to the management of home agents. We have already deployed approximately 200 home agents to date.

“In addition to focusing on margin improvement, we continued our top-line growth in the second quarter and achieved a 39% year-over-year revenue increase, despite the loss in revenues from the terminated program. That reflected the successful addition of $1.1 million of programs for new clients in the U.S. since the same quarter last year, and $1.0 million of program extensions for existing clients in Europe. We are entering the third quarter with a strong pipeline of business, which includes the seasonal ramp-up for retailing and consumer electronic clients and the start-up of a program for a significant new financial services client with the most significant benefit expected to be derived in the fourth quarter. As a result, we have been able to offset the revenues lost from the terminated client program and expect our fiscal 2007 third quarter revenues to approach those of the second quarter of fiscal 2007.

“Our proprietary next generation Right Channeling technology, CXP or Customer Experience Platform, continues to gain interest and we now have piloted 14 sites as we move toward production status. CXP is giving us access to an exciting range of highly desirable prospective clients and we remain optimistic about its prospects and value to Sento.

“With the staffing required for the seasonally strong second half of our fiscal year and for the new business we have won or are close to winning, it was necessary to quickly address our capital needs, which we have done in the form of additional short-term financing from our commercial banker, Silicon Valley Bank. We are also pleased to have completed the $3 million longer-term funding as well.”

Mr. O’Neal concluded: “The first half of 2007 was a very challenging period for our Company. Through it, we have remained focused on pursuing our substantial opportunity while taking the steps necessary to tackle each challenge as quickly and as effectively as possible.”

CONFERENCE CALL

Sento senior management will host a conference call, today, December 27 at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss the fiscal 2007 second quarter results and the future outlook. To access the call, dial 800-901-5231 inside the U.S. or 617-786-2671 outside the U.S., five minutes before start time. The participant passcode is 23417475. The webcast is also being distributed over CCBN’s Investor Distribution Network. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The webcast of this call will be archived for two months at these CCBN Web sites.

SENTO PROFILE

Sento Corporation (www.sento.com) specializes in Right Channeling(SM), a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through our proprietary Customer Choice Platform(SM), we offer comprehensive professional services and customer interaction tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer contact solutions in 19 languages to industry-leading clients worldwide including McAfee, LensCrafters, Philips, Thomson, and Overstock.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento’s beliefs, expectations, goals, hopes or intentions regarding future events. Words such as “expects,” “intends,” “estimates,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation, and specifically disclaims any obligation, to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company’s stock price has historically been volatile; variations in market and economic conditions; the Company’s dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company’s clients resulting in lower revenues for the Company; the Company’s ability to complete negotiations and execute client agreements; failure to complete an equity or subordinated debt financing on a timely basis; failure to maintain the listing of its common stock on NASDAQ Capital Market; risk of equipment failure and/or emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company’s current expectations, are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB.

Contact:

Patrick F. O’Neal, CEO, Sento at 801-431-9209 or pat_oneal@sento.com

Anthony Sansone, CFO, Sento at 801-431-9200 or tony_sansone@sento.com

- TABLES FOLLOW -

SENTO CORPORATION

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Revenue	$13,563	$9,776	$28,415	$18,461

Cost of sales	12,845	7,417	26,037	14,919
Training incentive reimbursements	409	-	(418)	-
Net cost of sales	13,254	7,417	25,619	14,919

Gross profit	309	2,359	2,796	3,542

Product development	-	49	-	49
Selling, general and administrative expenses	1,994	1,516	4,865	3,333
Provision for doubtful accounts	83	(11)	566	37
Amortization of intangible assets	136	68	272	136
Restructuring charge	-	-	-	477
Depreciation expense	570	419	1,121	861
Stock-based compensation benefit	-	(14)	-	(69)
Operating income (loss)	(2,474)	332	(4,028)	(1,282)

Interest income	3	24	12	49
Interest expense	(113)	(34)	(203)	(87)
Other income (expense), net	(6)	(6)	1	(17)
Net income (loss) before income taxes	(2,590)	316	(4,218)	(1,337)
Income tax benefit (expense)	7	(6)	26	(18)
Net income (loss) attributable to common stockholders	$(2,583)	$310	$(4,192)	$(1,355)

Basic net income (loss) per share	$(0.65)	$0.08	$(1.06)	$(0.36)

Diluted net income (loss) per share	$(0.65)	$0.08	$(1.06)	$(0.36)

Basic weighted average number of common and common equivalent shares outstanding	3,994,337	3,800,343	3,967,844	3,795,401
Diluted weighted average number of common and common equivalent shares outstanding	3,994,337	3,870,079	3,967,844	3,795,401

Certain previously reported amounts have been reclassified to conform to current period presentation.

SENTO CORPORATION

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

ASSETS

	September 30, 2006	March 31, 2006
Current assets:
Cash and cash equivalents	$2,031	$4,499
Accounts receivable, net	7,379	7,688
Training reimbursements receivable	167	736
Prepaid and other current assets	1,456	1,069
Total current assets	11,033	13,992

Property and equipment, net	7,552	7,068
Intangible assets, net	1,632	1,904
Other assets	712	351
Total Assets	$20,929	$23,315

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$4,734	$2,155
Accounts payable	3,647	3,687
Accrued salaries and payroll taxes	2,583	3,559
Current portion of accrued contingent consideration from business acquisition	603	471
Current portion of deferred tax liability	78	83
Current portion of accrued restructuring expenses	87	87
Current portion of deferred lease incentive	62	63
Other current liabilities	675	349
Total current liabilities	12,469	10,454

Long-term debt and capital leases, net of current portion	1,563	1,925
Accrued contingent consideration from business acquisition, net of current portion	1,112	1,244
Accrued restructuring expenses, net of current portion	65	116
Deferred lease incentive, net of current portion	228	323
Deferred tax liability, net of current portion	170	206
Total Liabilities	15,607	14,268

Stockholders’ equity:
Common stock	999	967
Additional paid-in capital	20,926	20,583
Accumulated other comprehensive income (loss) – foreign currency translation adjustment	21	(71)
Accumulated deficit	(16,624)	(12,432)
Total stockholders’ equity	5,322	9,047
Total Liabilities and Stockholders’ Equity	$20,929	$23,315

SENTO CORPORATION

AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Six Months Ended
	September 30,	September 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(4,192)	$(1,355)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,121	861
Amortization of intangible assets	272	136
Amortization of deferred lease incentives	(96)
Share-based compensation benefit	-	(69)
Write-down of training incentive reimbursements	409	-
Non-cash interest expense related to warrants issued with convertible debentures	-	7
Stock-based 123R expense	29	-
Provision for doubtful accounts	566	37
Restructuring charge	-	477
Deferred tax liability	(41)	-

Changes in operating assets and liabilities:
Accounts receivable	(256)	(122)
Other assets	(589)	(57)
Accounts payable	(39)	(75)
Accrued liabilities and other	(702)	277
Net cash provided by operating activities	(3,518)	117
Cash flows from investing activities:
Purchase of property and equipment	(1,604)	(1,087)
Net cash used in investing activities	(1,604)	(1,087)

Cash flows from financing activities:
Principal payments of long-term debt, capital leases and credit line	(3,547)	(943)
Proceeds from issuance of long-term debt, capital leases and credit line	5,763	1,097
Proceeds from exercise of stock options, warrants and employee stock purchases	345	33
Purchase of treasury stock	-	(56)
Net cash provided by (used in) financing activities	2,561	131
Effect of foreign currency translations	93	(80)
Net decrease in cash and cash equivalents	(2,468)	(919)
Cash and cash equivalents at beginning of period	4,499	5,698
Cash and cash equivalents at end of period	$2,031	$4,779